Exhibit 99.1

AVITA Medical Reports First Quarter 2025 Financial Results

VALENCIA, Calif., May 8, 2025 (GLOBE NEWSWIRE) — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH), a leading therapeutic acute wound care company delivering transformative solutions, today reported financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Financial Highlights and Recent Developments

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Commercial revenue of $18.5 million, an increase of approximately 67% compared to the same period in 2024
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Gross profit margin of 84.7%
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In February, launched RECELL GO mini™, designed to treat smaller wounds, targeting U.S. trauma centers treating a high volume of small-area wounds
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On April 1, initiated nationwide launch of Cohealyx™, an AVITA Medical-branded collagen-based dermal matrix
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Completed transformation of the commercial organization, shifting from a service-oriented, case-based support structure to a focused, selling-oriented model that enables scalable execution through AVITA Medical’s multi-product platform

“We’ve transformed from a single-product, burn-only company into an integrated, multi-product platform positioned to lead in therapeutic acute wound care,” said Jim Corbett, Chief Executive Officer of AVITA Medical. “With the February rollout of RECELL GO mini and the nationwide launch of Cohealyx on April 1, our portfolio now addresses a U.S. market opportunity that has expanded from $455 million to more than $3.5 billion. Our multi-product platform equips clinicians with innovative tools that integrate smoothly into existing workflows, and together with our commercial field transformation, they position AVITA for scalable, long-term growth.”

Commercial and Regulatory Priorities

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Continue to drive adoption of RECELL GO across burn and trauma centers to support broad adoption of core system
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Expand adoption within trauma centers of RECELL GO mini, a purpose-built solution designed for smaller wounds and optimized for integration into high-volume trauma workflows
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Drive awareness and adoption of Cohealyx in acute wound care by highlighting clinical outcomes and institutional value
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Leverage the redesigned commercial model to accelerate adoption and enable scalable growth across AVITA Medical’s multi-product platform
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Continue to develop clinical data for Cohealyx to support clinical efficacy and cost savings in the treatment of full-thickness wounds
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Support the adoption of PermeaDerm through commercial efforts and the ongoing PermeaDerm-I clinical study
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Complete the transfer of PermeaDerm manufacturing to AVITA Medical’s in-house facility
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Expect the notified body in the European Union to grant the CE mark for RECELL GO by mid-2025; fully prepared to meet supply demands upon approval

2025 Financial Guidance

AVITA Medical is reaffirming its previously issued guidance for full-year 2025:

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Commercial revenue is expected to be in the range of $100 to $106 million, reflecting growth of approximately 55% to 65% compared to the full-year 2024
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Expect to generate free cash flow in the second half of 2025 and achieve GAAP profitability in the fourth quarter

AVITA Medical Acute Wound Care Showcase 2025

On May 13, AVITA Medical will host its Acute Wound Care Showcase 2025, a virtual event highlighting the Company’s integrated approach to therapeutic acute wound care. The Showcase will feature presentations from Jim Corbett, Chief

Executive Officer, and Dr. Katie Bush, Senior Vice President of Scientific and Medical Affairs, as well as case insights from treating surgeons and attending nurses. Attendees will also hear directly from patients who have been treated with AVITA Medical’s technologies. All interested parties may register and access the webcast via the Events & Presentations section of AVITA Medical’s Investor Relations site at ir.avitamedical.com. A replay will be available the following day.

First Quarter 2025 Financial Results

Commercial revenue was $18.5 million in the three-months ended March 31, 2025, an increase of $7.4 million, or 67%, compared to $11.1 million in the corresponding period in the prior year. The growth in commercial revenue was largely driven by deeper penetration within customer accounts, new accounts for full-thickness skin defect and, to a lesser extent, new product launches.

Gross profit margin was 84.7% compared to 86.4% in the corresponding period in the prior year. Note that the gross margin for only RECELL products was 86.4% for the quarter, which the Company expects to remain in this range for future quarters. The decrease in the overall gross margin percentage from the prior year was primarily caused by volume discounts, a higher inventory reserve, and product mix. The Company shares the average sales price for Cohealyx at 50% and for PermeaDerm at 60%. Although these arrangements are highly beneficial, they inevitably result in an overall decrease in gross margin percentage. Therefore, the product mix is expected to continue to impact the overall gross margin percentage while increasing the gross profit, and given that expenses associated with this revenue do not increase significantly, operating profit on a quarterly basis.

Total operating expenses for the quarter were $27.5 million, compared to $26.8 million in the same period in 2024. The increase is primarily attributable to a $2.2 million rise in sales and marketing expenses associated with higher employee-related costs, including salaries and benefits and commissions, as a result of the Company's expanded commercial organization in 2024. This increase was partially offset by a $2.6 million decrease in G&A expenses, attributable to lower salaries and benefits and reduced professional fees. Additionally, R&D costs increased by $1.1 million, as a result of an increase in headcount. Due to the recent commercial field transformation and additional operational efficiencies that were implemented, the Company expects to reduce operating expenses by approximately $2.5 million per quarter on a go forward basis.

Other expense, net increased by $0.7 million to expense of $0.8 million from $0.1 million in the prior period. In the current period, other expense, net consists of a non-cash charge of $0.8 million related to the change in fair value of debt and $0.8 million in associated debt costs, offset by a non-cash gain of $0.4 million related to the change in fair value of warrants and $0.4 million in income related to investment income. The prior period expense consisted of non-cash charges of $0.9 million and $0.4 million related to the changes in fair value of warrant liability and debt, respectively, offset by $0.9 million related to the Company’s investments and $0.3 million in other gains, net.

Net loss was $13.9 million, or a loss of $0.53 per basic and diluted share, compared to a net loss of $18.7 million, or a loss of $0.73 per basic and diluted share, in the same period in 2024.

As of March 31, 2025, the Company had approximately $25.8 million in cash, cash equivalents, and marketable securities. At the end of March, the Company secured a waiver of the first quarter trailing 12-month revenue covenant of $73.0 million under its credit agreement with OrbiMed, in exchange for a waiver fee. All future revenue covenants remain unchanged, with the second quarter 2025 trailing 12-month revenue covenant set at $78.0 million.

Webcast and Conference Call Information

AVITA Medical will host a conference call on Thursday, May 8, 2025, at 1:30 p.m. Pacific Time (Friday, May 9, 2025, at 6:30 a.m. Australian Eastern Standard Time) to discuss its first quarter 2025 financial results and recent business highlights. The live webcast will be available under the Events & Presentations section of the AVITA Medical website at ir.avitamedical.com. To participate by telephone, please register in advance to receive dial-in details and a personal PIN at https://register-conf.media-server.com/register/BI88e9b0f5d021416f94e97d9729bf6cfa. A replay of the webcast will be available shortly after the live event.

About AVITA Medical, Inc.

AVITA Medical® is a leading therapeutic acute wound care company delivering transformative solutions. Our technologies are designed to optimize wound healing, effectively accelerating the time to patient recovery. At the forefront of our platform is the RECELL® System, approved by the FDA for the treatment of thermal burn wounds and full-thickness skin defects. RECELL harnesses the healing properties of a patient’s own skin to create Spray-On Skin™ Cells, offering an innovative solution for improved clinical outcomes at the point-of-care. In the U.S., AVITA Medical also holds the exclusive rights to market, sell, and distribute both Cohealyx™, an AVITA Medical-branded collagen-based dermal matrix, and the exclusive rights to PermeaDerm®, a biosynthetic wound matrix.

In international markets, the RECELL System is approved to promote skin healing in a wide range of applications including burns and full-thickness skin defects. The RECELL System, excluding RECELL GO®, is TGA-registered in Australia, has received CE mark approval in Europe, and has PMDA approval in Japan.

To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements generally may be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “look forward,” “may,” “outlook,” “project,” “target,” “will,” “would,” and similar words or expressions, and the use of future dates. Forward-looking statements include, but are not limited to, statements relating to the timing and realization of regulatory approvals of our products; physician acceptance, endorsement, and use of our products; failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business effects, including the effects of industry, as well as other economic or political conditions outside of the Company’s control. These statements are made as of the date of this release, and the Company undertakes no obligation to publicly update or revise any of these statements, except as required by law. For additional information and other important factors that may cause actual results to differ materially from forward-looking statements, please see the “Risk Factors” section of the Company’s latest Annual Report on Form 10-K and other publicly available filings for a discussion of these and other risks and uncertainties.

Investor & Media Contact:

Jessica Ekeberg

Phone +1-661-904-9269

investor@avitamedical.com

media@avitamedical.com

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.

AVITA MEDICAL, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of
	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$14,870	$14,050
Marketable securities	10,948	21,835
Accounts receivable, net	12,045	11,786
Prepaids and other current assets	1,709	2,060
Inventory	8,395	7,269
Total current assets	47,967	57,000
Plant and equipment, net	9,894	10,018
Operating lease right-of-use assets	3,356	3,571
Corporate-owned life insurance (“COLI”) asset	2,605	3,006
Intangible assets, net	5,447	5,570
Other long-term assets	287	546
Total assets	$69,556	$79,711
LIABILITIES, NON-QUALIFIED DEFERRED COMPENSATION PLAN SHARE AWARDS AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued liabilities	$8,677	$6,294
Accrued wages and fringe benefits	8,346	10,451
Current non-qualified deferred compensation (“NQDC”) liability	495	2,094
Contingent liability	3,000	-
Other current liabilities	2,438	1,319
Total current liabilities	22,956	20,158
Long-term debt	41,464	42,245
Non-qualified deferred compensation liability	3,665	2,969
Contract liabilities	315	324
Operating lease liabilities, long-term	2,609	2,840
Contingent liability, long-term	-	3,000
Warrant liabilities	3,054	3,432
Total liabilities	74,063	74,968
Non-qualified deferred compensation plan share awards	64	244
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, $0.0001 par value per share, 200,000,000 shares authorized, 26,434,658 and 26,354,042, shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	3	3
Preferred stock, $0.0001 par value per share, 10,000,000 shares authorized, no shares issued or outstanding at March 31, 2025 and December 31, 2024	-	-
Company common stock held by the non-qualified deferred compensation plan	(1,308)	(1,319)
Additional paid-in capital	370,820	367,568
Accumulated other comprehensive loss	(413)	(1,939)
Accumulated deficit	(373,673)	(359,814)
Total stockholders’ equity (deficit)	(4,571)	4,499
Total liabilities, non-qualified deferred compensation plan share awards and stockholders’ equity (deficit)	$69,556	$79,711

AVITA MEDICAL, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three-Months Ended
	March 31, 2025	March 31, 2024

Sales revenue	$18,325	$11,104
Lease revenue	189	-
Total revenues	18,514	11,104
Cost of sales	(2,833)	(1,513)
Gross profit	15,681	9,591
Operating expenses:
Sales and marketing	(14,834)	(12,640)
General and administrative	(6,390)	(8,963)
Research and development	(6,284)	(5,194)
Total operating expenses	(27,508)	(26,797)
Operating loss	(11,827)	(17,206)
Interest expense	(1,233)	(1,356)
Other expense, net	(791)	(66)
Loss before income taxes	(13,851)	(18,628)
Income tax expense	(8)	(30)
Net loss	$(13,859)	$(18,658)
Net loss per common share:
Basic and diluted	$(0.53)	$(0.73)
Weighted-average common shares:
Basic and diluted	26,253,565	25,637,783